Exhibit 5.1

Reed Smith LLP
435 Sixth Avenue Pittsburgh, PA 15219-1886
Pasquale D. Gentile, Jr.	412.288.3131
Direct Phone: 412.288.4112	Fax 412.288.3063
Email: pgentile@reedsmith.com

April 7, 2009

Calgon Carbon Corporation

P.O. Box 717

Pittsburgh, PA 15230-6700

Re:	Registration Statement on Form S-8

Gentlemen and Ladies:

We have acted as special counsel to Calgon Carbon Corporation (the “Company”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) relating to up to 2,000,000 shares of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), which may be purchased by or awarded to participants pursuant to stock options granted or other awards made under the Company’s 2008 Equity Incentive Plan (the “Plan”). The Plan provides that either authorized but unissued or treasury shares of Common Stock may be issued under the Plan. In rendering our opinion below, we have assumed that any previously issued shares reacquired by the Company and used under the Plan will have been duly authorized, validly issued and fully paid at the time of their original issuance.

In connection with this opinion, we have examined, among other things:

(1) the Certificate of Incorporation of the Company, as amended to date;

(2) resolutions adopted by the Board of Directors of the Company authorizing the issuance of 2,000,000 shares of Common Stock to be reserved for issuance under the Plan; and

(3) the Plan, as currently in effect.

Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumptions set forth above, we are pleased to advise you that in our opinion:

(a) The Company has been duly incorporated and is a validly existing corporation under the laws of the State of Delaware; and

Calgon Carbon Corporation Page 2

(b) The shares of Common Stock being registered and which may be issued by the Company pursuant to the provisions of the Plan have been duly authorized, and upon such issuance in accordance with the provisions of the Plan such shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1, to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours truly,

/s/ Reed Smith LLP

PDG, Jr.